UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 7, 2010

ENTREMED, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	0-20713 (Commission File Number)	58-1959440 (IRS Employer Identification No.)

9640 Medical Center Drive
Rockville, Maryland

(Address of principal executive offices)

20850

(Zip Code)

(240) 864-2600

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

Offering of Common Stock and Warrants to Purchase Common Stock

On September 8, 2010, EntreMed, Inc., a Delaware corporation (“EntreMed” or “the Company”), consummated the issuance and sale (the “Offering”) of  1,886,622 shares (the “Shares”) of its common stock, par value $0.01 per share (“Common Stock”) and warrants (“Warrants”) to purchase up to an aggregate of 377,327 shares of Common Stock, to certain investors (collectively, the “Investors”).  The Offering was made pursuant to a securities purchase agreement effective as of September 7, 2010 (the “Securities Purchase Agreement”) between EntreMed and the Investors.   The Shares and Warrants were sold in units (the “Units”) consisting of one share of Common Stock and a Warrant to purchase 0.20 shares of Common Stock.  The Shares and the Warrants are immediately separable and were issued separately.   The Warrants have a three year term from the date of issuance, are exercisable at any time 181 days after the date of issuance and will include provisions providing for adjustments to the number of shares exercisable thereunder upon stock dividends, stock splits and similar events.

 In accordance with the Securities Purchase Agreement, EntreMed issued and sold the Units to the Investors for an aggregate purchase price of $5,094,000, or $2.70 per share, which price per share for the Shares represents the consolidated closing bid price of the Company’s stock on September 7, 2010, as reported by the Nasdaq Stock Market.   The exercise price of the Warrants is $2.825 per share.

A copy of each of the form of Warrant and the form of Securities Purchase Agreement are filed as Exhibits 4.1 and 10.1, respectively, to this Current Report on Form 8-K, and are incorporated herein by reference.  The foregoing description of each of the Securities Purchase Agreement and Warrant are a summary only and are subject to, and qualified in their entirety by, such exhibits.

EntreMed made the Offering pursuant to a shelf registration statement on Form S-3 (Registration No. 333-161100) previously filed and declared effective by the Securities and Exchange Commission (the “Commission”) on October 9, 2009, and a base prospectus dated as of the same date, as supplemented by a prospectus supplement filed with the Commission on September 8, 2010.

In connection with the financing and pursuant to the Securities Purchase Agreement, the Investors were collectively offered the right to designate one director to the Company’s Board of Directors, and the director nominee,  if selected, will be identified by SVT (as defined below) and submitted to EntreMed for  approval and election to EntreMed’s Board of Directors.  No director has been selected by SVT at this time.

We have agreed to pay to BroadOak Capital Partners, LLC (“BroadOak”), the advisor to the Investors, an aggregate fee, on behalf of the Investors, equal to 5% of the gross proceeds from the sale of the units in this offering, or $254,700.   The aggregate net proceeds from the Offering, after deducting the fees due to BroadOak and estimated other offering expenses payable by EntreMed, is expected to be approximately $4.7 million.

China Rights Agreement

Concurrently with the Offering, on September 7, 2010, the Company entered into a rights agreement with Selected Value Therapeutics I, LLC, a Delaware limited liability company (“SVT”) and an entity in which the purchasers have an interest, pursuant to which SVT has an option to exercise, on behalf of the investors, certain license, development and commercialization rights for the Company's lead product candidate, ENMD-2076, in China.  If the option is exercised, EntreMed will be entitled to receive development milestone payments and royalties on future product sales within the geographic market.   The option is exercisable at any time until December 31, 2011.

On September 8, 2010, EntreMed issued a press release announcing the Offering and  the entry into the China Rights Agreement with SVT, the text of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.  A copy of the legal opinion of Arnold & Porter LLP relating to the securities issued in the Offering is attached as Exhibit 5.1 to this Current Report on Form 8-K.

Item 8.01  Other Information.

As previously reported on a Current Report on Form 8-K filed with the Commission on August 20, 2010, the Company received a letter on August 17, 2010 from the Listing Qualifications Department  of the Nasdaq  Stock Market  indicating that the Company was currently not in compliance with the minimum $35 million minimum market value of listed securities requirement for continued  listing on The NASDAQ Capital Market under Rule 5550(b)(2).  Pursuant to the terms of the letter, the Company was provided with 180 days, or until February 14, 2011, to regain compliance with the rule.  During this period, compliance will be regained if the market value of the Company's  listed securities closes at $35 million or more for a minimum  of 10 consecutive business days, or if the Company satisfies one of the other continued listing requirements under Rule 5550(b).

As of the date of this Current Report on Form 8-K, as a result of the consummation of the Offering described above, the Company believes that it has regained compliance with the Nasdaq Stock Market stockholders’ equity continued listing requirement under Rule 5550.  The Company acknowledges that Nasdaq will continue to monitor its ongoing compliance with the stockholders’ equity requirement and, if at the time of the Company’s next periodic report it does not evidence compliance, that it may be subject to delisting.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

4.1	Form of Common Stock Purchase Warrant

5.1	Opinion of Arnold & Porter LLP

10.1	Form of Securities Purchase Agreement, by and among the Company and the purchasers party thereto, dated September 7, 2010

23.1	Consent of Arnold & Porter LLP (included as part of Exhibit 5.1)

99.1	Press release dated September 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTREMED, INC.

/s/ Cynthia W. Hu
Name:	Cynthia W. Hu
Title:	Chief Operating Officer, General Counsel & Secretary

Date:  September 10, 2010

Exhibit Index
Exhibit Number	Description

4.1	Form of Common Stock Purchase Warrant

5.1	Opinion of Arnold & Porter LLP

10.1	Form of Securities Purchase Agreement, by and among the Company and the purchasers party thereto, dated September 7, 2010

23.1	Consent of Arnold & Porter LLP (included as part of Exhibit 5.1)

99.1	Press release dated September 8, 2010